Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-343-7006	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Record FY21 Third Quarter Operating Results

Total Sales Increase 35%; Shooting Sports Sales Up 41%; Outdoor Products Sales Up 24%

Delivers Strong Free Cash Flow and Profitability; Leverage Ratio Improves to 0.9x

Announces Acquisition of Hevi-Shot Ammunition

Anoka, MN, February 4, 2021 — Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, today reported operating results for the third quarter of its Fiscal Year 2021 (FY21), which ended on December 27, 2020.

“Continued strength in outdoor recreation markets, combined with our ongoing focus on execution excellence, resulted in strong top and bottom-line growth across the entire company,” said Vista Outdoor Chief Executive Officer Chris Metz. “Strong outdoor participation trends that began in the early days of COVID lockdowns have continued into calendar 2021 and do not appear to be slowing down. Our integration of the Remington brand is ahead of schedule and delivered better than expected performance in the quarter. This week we successfully completed a tuck-in acquisition of Hevi-Shot Ammunition, which will immediately add a high-end offering, specialized lead-free ammunition capabilities and another iconic brand to our ammunition portfolio. Looking ahead, our focus will remain on employee safety, compliance with COVID protocols and doing our part to fulfill our critical duties and outfitting our consumers for their next adventure.”

For the third quarter ended December 27, 2020:

•Sales increased 35 percent to $575 million, compared with the prior-year quarter.

•Gross profit rose 84 percent to $163 million, compared with the prior-year quarter. Gross profit margin improved by 750 bps compared with the prior-year quarter.

•Operating expenses were 16 percent of sales and improved by 11 bps when compared with the prior-year quarter. Adjusted operating expenses were 16 percent of sales and improved by 68 bps when compared with the prior-year quarter.

•Earnings before interest and taxes (EBIT) increased to $87 million, from $19 million in the prior year quarter. Adjusted EBIT increased to $73 million, from $19 million in the prior year quarter.

•Interest expense decreased 33 percent to $6 million, compared with the prior-year quarter. Adjusted interest expense decreased 25 percent, compared with the prior year quarter.

•Fully Diluted Earnings per Share (EPS) was $1.31, compared with $0.25 in the prior-year quarter. Adjusted EPS was $1.03, compared with $0.21 in the prior-year quarter.

•Cash flow provided by operating activities was $307 million, compared with cash provided of $63 million in the prior-year period. Free cash flow generation was $294 million, compared with a use of cash of $46 million in the prior-year.

For the third quarter ended December 27, 2020 Operating Segment Results:

Shooting Sports

•Sales rose 41 percent to $402 million, compared with the prior-year quarter, driven by continued strong consumer demand due to resurgence in outdoor recreation activities and demand for personal protection.

•Gross profit increased 120 percent to $114 million, compared with prior-year quarter. Margin acceleration the result of cost savings initiatives, mix, and price.

•EBIT increased 189 percent to $73 million, compared with the prior-year quarter. EBIT Margin improved by 927 bps to 18 percent from 9 percent in the prior year quarter.

Outdoor Products

•Sales were up 24 percent to $173 million, compared with the prior-year quarter, driven by strong consumer demand a resulting from the resurgence in outdoor recreation activities and higher sales in our e-commerce channels across all brands.
•Gross profit increased 35 percent to $50 million, compared with the prior-year quarter, due to improvements in mix and increases in the e-commerce channel across all brands. Gross profit margin was 29 percent, up 219 bps from the prior-year quarter.

•EBIT increased 111 percent to $18 million, compared with the prior-year quarter. EBIT Margin improved by 437 bps to 11 percent from 6 percent in the prior year quarter.

Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, EBIT, taxes, earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2021 Fourth Quarter

“The growth of our free cash flow fuels our ability to accelerate our innovation pipeline and brand leadership, invest in our centers of excellence and generate growth through thoughtful, aligned tuck-in acquisitions,” said Sudhanshu Priyadarshi, Chief Financial Officer of Vista Outdoor. “We believe this approach strikes the right balance between profitable growth and fiscal discipline. Further, we intend to maintain a long term 1-2 times leverage ratio.”

Based on results to date, the current market environment and typical seasonality, Vista Outdoor's outlook for fourth quarter Fiscal Year 2021, which includes Remington and Hevi-Shot, is as follows:

•Sales in a range of $510 million to $530 million
•Earnings per Share in a range of $0.55 to $0.65

FY21 guidance does not include the impact of any additional future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its third quarter FY21 financial results on February 4, 2021, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 6195050.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including adjusted gross profit, adjusted operating expenses, adjusted other income (expense), adjusted earnings before interest and tax (EBIT), adjusted interest expense, adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, other income (expense), EBIT, interest expense, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for transaction costs, gain on sale of business, inventory step-up amortization, transition costs, release of tax valuation allowance, restructuring and asset impairment costs, debt issuance costs, and tax valuation allowance. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, other income (expense), EBIT, interest expense, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended December 27, 2020
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$163,232	$94,251	$18,467	$87,448	$(5,619)	$(2,950)	$78,879	$1.31
Inventory step-up expense	400	—	—	400	—	(96)	304	0.01
Transaction cost	—	(3,309)	—	3,309	—	(794)	2,515	0.04
Transition costs	—	(640)	—	640	—	(154)	486	0.01
Gain on sale of business	—	—	(18,467)	(18,467)	—	4,432	(14,035)	(0.23)
Release of tax valuation allowance	—	—	—	—	—	(6,016)	(6,016)	(0.10)
As adjusted	$163,632	$90,302	$—	$73,330	$(5,619)	$(5,578)	$62,133	$1.03

Three months ended December 29, 2019
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$88,790	$70,121	$—	$18,669	$(8,373)	$4,352	$14,648	$0.25
Restructuring and asset impairment costs	—	(479)	—	479	—	(115)	364	0.01
Debt issuance costs	—	—	—	—	911	(219)	692	0.01
Tax valuation allowance	—	—	—	—	—	(3,308)	(3,308)	(0.06)
As adjusted	$88,790	$69,642	$—	$19,148	$(7,462)	$710	$12,396	$0.21

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended December 27, 2020 and December 29, 2019. EPS amounts may not foot due to rounding.

For the quarter ended December 27, 2020:

During the quarter ended December 27, 2020, we incurred cost of goods sold related to the fair value step-up in inventory allocated from the Remington acquisition purchase price. The entire amount was expensed over the first inventory cycle. Given the infrequent and unique nature of this acquisition, the company feels these costs are not indicative of ongoing operations. The tax effect of the amortization expense that is deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 27, 2020, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 27, 2020, we incurred transition costs for the Remington business to integrate the business into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of this acquisition, the company feels these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the three months ended December 27, 2020 we recognized a pretax gain on a divestiture of approximately $18,467. Given the infrequent and unique nature of this divestiture, the company feels these costs are not indicative of ongoing operations. The tax effect on the pretax gain was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 27, 2020, we reduced the tax valuation allowance by $6,016 to recognize the utilization of available tax assets to offset otherwise payable taxes, primarily driven by capital gains related to a divestiture. The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. Given the infrequent and unique nature of this tax situation, we do not believe the $6,016 reduction in tax expense is indicative of operations of the company.

As noted above, our reported tax (expense) benefit of $(2,950) results in a tax rate of 3.6 percent and our adjusted tax (expense) benefit of $(5,578) results in an adjusted tax rate of 8.2 percent.

For the quarter ended December 29, 2019:

During the quarter ended December 29, 2019 we incurred restructuring and asset impairment costs related to impairment on rent receivables and operational realignments costs which were incurred to generate longer-term benefits. We do not consider these items indicative of earnings from ongoing business activities. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 29, 2019, in connection with the repayment of the Junior Term Loan, unamortized debt issuance costs were written off and repayment premium fees were paid. Given the infrequent and unique nature of these costs, the company believes these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended December 29, 2019, we recorded a tax valuation allowance of $3,308. Due to previous impairments, the Company continues to be in a three-year cumulative loss position resulting in a tax valuation allowance on its deferred tax assets. Given the infrequent and unique nature of this tax valuation allowance, we do not believe the $3,308 tax expense related to the tax valuation allowance of the deferred tax assets is indicative of operations of the company.

As noted above, our reported tax (expense) benefit of $4,352 results in a tax rate of (42.3) percent and our adjusted tax (expense) benefit of $710 results in an adjusted tax rate of (6.1) percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding inventory step-up expense, transaction costs, debt issuance costs, transition costs, contingent consideration and restructuring and asset impairment costs, which have been adjusted for applicable tax amounts. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended December 27, 2020	Nine months ended December 27, 2020	Nine months ended December 29, 2019
Cash provided by operating activities	$109,494	$307,319	$63,054
Capital Expenditures	(7,938)	(17,603)	(21,977)
Inventory step-up expense	(96)	(96)	—
Transaction costs	2,514	4,305	367
Debt issuance costs	—	—	(1,015)
Transition costs	486	486	—
Contingent consideration	—	—	3,371
Restructuring and asset impairment costs	—	—	2,529
Free cash flow	$104,460	$294,411	$46,329

About Vista Outdoor Inc.

Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Three months ended		Nine months ended
(Amounts in thousands except per share data)	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Sales, net	$574,679	$424,770	$1,628,998	$1,329,560
Cost of sales	411,447	335,980	1,178,508	1,055,428
Gross profit	163,232	88,790	450,490	274,132
Operating expenses:
Research and development	5,483	5,703	15,855	17,750
Selling, general, and administrative	88,768	64,418	242,355	231,298
Impairment of held-for-sale assets	—	—	—	9,429
Earnings before interest, income taxes, and other	68,981	18,669	192,280	15,655
Other income (expense)	18,467	—	18,467	(433)
Earnings before interest and income taxes	87,448	18,669	210,747	15,222
Interest expense, net	(5,619)	(8,373)	(17,752)	(31,811)
Earnings (loss) before income taxes	81,829	10,296	192,995	(16,589)
Income tax (provision) benefit	(2,950)	4,352	6,005	2,724
Net income (loss)	$78,879	$14,648	$199,000	$(13,865)
Earnings (loss) per common share:
Basic	$1.35	$0.25	$3.42	$(0.24)
Diluted	$1.31	$0.25	$3.34	$(0.24)
Weighted-average number of common shares outstanding:
Basic	58,303	57,878	58,183	57,812
Diluted	60,101	57,978	59,594	57,812

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 27, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$96,467	$31,375
Net receivables	315,709	313,517
Net inventories	353,816	331,293
Income tax receivable	40,496	7,626
Other current assets	20,131	25,200
Total current assets	826,619	709,011
Net property, plant, and equipment	196,624	184,733
Operating lease assets	73,114	69,024
Goodwill	84,539	83,167
Net intangible assets	317,826	306,100
Deferred charges and other non-current assets, net	30,023	39,254
Total assets	$1,528,745	$1,391,289
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$117,204	$89,996
Accrued compensation	44,536	38,806
Federal excise, use, and other taxes	24,467	19,702
Other current liabilities	142,042	98,197
Total current liabilities	328,249	246,701
Long-term debt	345,683	511,806
Deferred income tax liabilities	15,334	12,810
Long-term operating lease liabilities	78,429	73,738
Accrued pension and postemployment benefits	50,873	60,225
Other long-term liabilities	51,449	43,504
Total liabilities	870,017	948,784

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 58,320,136 shares as of December 27, 2020 and 58,038,822 shares as of March 31, 2020	583	580
Additional paid-in capital	1,742,543	1,744,096
Accumulated deficit	(761,048)	(960,048)
Accumulated other comprehensive loss	(94,613)	(100,994)
Common stock in treasury, at cost — 5,644,303 shares held as of December 27, 2020 and 5,925,617 shares held as of March 31, 2020	(228,737)	(241,129)
Total stockholders' equity	658,728	442,505
Total liabilities and stockholders' equity	$1,528,745	$1,391,289

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Nine months ended
(Amounts in thousands)	December 27, 2020	December 29, 2019
Operating Activities:
Net income (loss)	$199,000	$(13,865)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	33,625	36,207
Amortization of intangible assets	14,845	14,996
Impairment of held-for-sale assets	—	9,429
Amortization of deferred financing costs	1,133	5,569
Gain on sale of business	(18,467)	—
Deferred income taxes	2,449	348
Loss (gain) on disposal of property, plant, and equipment	1,850	(48)
Loss on divestiture	—	431
Share-based compensation	10,013	5,167
Changes in assets and liabilities:
Net receivables	(1,786)	38,098
Net inventories	6,966	(7,510)
Accounts payable	28,067	(4,676)
Accrued compensation	4,015	(9,865)
Accrued income taxes	(36,027)	(3,744)
Federal excise, use, and other taxes	4,729	(2,243)
Pension and other postretirement benefits	(6,680)	(2,521)
Other assets and liabilities	63,587	(2,719)
Cash provided by operating activities	307,319	63,054
Investing Activities:
Capital expenditures	(17,603)	(21,977)
Proceeds from sale of business	23,654	—
Acquisition of Remington	(81,691)	—
Proceeds from sale of our Firearms Business	—	156,567
Proceeds from the disposition of property, plant, and equipment	25	270
Cash (used for) provided by investing activities	(75,615)	134,860
Financing Activities:
Borrowings on lines of credit	73,077	272,321
Payments on lines of credit	(240,333)	(312,623)
Payments made on long-term debt	—	(144,509)
Payments made for debt issuance costs	—	(903)
Deferred payments for acquisitions	—	(1,348)
Proceeds from exercise of stock options	1,100	—
Payment of employee taxes related to vested stock awards	(576)	(507)
Cash used for financing activities	(166,732)	(187,569)
Effect of foreign exchange rate fluctuations on cash	120	(212)
Increase in cash and cash equivalents	65,092	10,133
Cash and cash equivalents at beginning of period	31,375	21,935
Cash and cash equivalents at end of period	$96,467	$32,068